                                             As Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-37960

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 21, 2000)

                            VIROPHARMA INCORPORATED

                                  $180,000,000

                 6% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement relates to the resale by holders of our 6% convertible subordinated notes due March 1, 2007 and the shares of common stock issuable upon the conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated August 21, 2000 which is to be delivered with this prospectus supplement.

     The information appearing in the table below, as of the date hereof, supplements and supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:


                                       Principal Amount of
                                        Notes Beneficially     Percentage of     Number of Shares         Percentage Of
                                            Owned and              Notes          Shares of That          Common Stock
               Name                       Offered Hereby        Outstanding       May be Sold(1)           Outstanding
McMahan Securities Co. L.P.                  60,000                  *                549                        *

_____________________
*   Less than 1%.

(1) Assumes conversion of all of the holder's notes at a conversion price of $109.15 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

                                _______________

INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

                                _______________

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



           The date of this prospectus supplement is February 7, 2001